Exhibit 10.2
001 — FTCI
Fifth Third Bank
Amended and Restated
Continuing Guaranty Agreement
THIS AMENDED AND RESTATED CONTINUING GUARANTY AGREEMENT (the “Guaranty”) made as of October 21, 2009 by and between Streamline Health Solutions, Inc., a Delaware corporation located at 10200 Alliance Road, Cincinnati, Hamilton County, Ohio 45242 (the “Guarantor”) and Fifth Third Bank, an Ohio banking corporation located at 38 Fountain Square Plaza, Cincinnati, Hamilton County, Ohio 45263 for itself and as agent for any affiliate of Fifth Third Bancorp (“Beneficiary”).
WITNESSETH:
WHEREAS, Beneficiary has agreed to extend credit and financial accommodations to Streamline Health, Inc., an Ohio corporation (“Borrower”), pursuant to the Amended and Restated Revolving Note, dated October 21, 2009, executed by Borrower and made payable to the order of Beneficiary, and all agreements, instruments and documents executed or delivered in connection with any of the foregoing or otherwise related thereto (together with any amendments, modifications, or restatements thereof, the “Loan Documents”); and
WHEREAS, Guarantor is affiliated with Borrower and, as such, shall be benefited directly by the transaction contemplated by the Loan Documents, and shall execute this Guaranty in order to induce Beneficiary to enter into such transaction.
NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, Guarantor hereby guarantees, promises and undertakes as follows (with this Guaranty amending and restating in its entirety the Continuing Guaranty Agreement dated as of January 6, 2009 between Lender and Guarantor:
1. GUARANTY.
(a) Guarantor hereby unconditionally, absolutely and irrevocably guarantees to Beneficiary the full and prompt payment and performance when due (whether at maturity by acceleration or otherwise) of any and all loans, advances, indebtedness and each and every other obligation or liability of Borrower owed to Beneficiary and any affiliate of Fifth Third Bancorp, however created, of every kind and description, whether now existing or hereafter arising and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, due or to become due, liquidated or unliquidated, matured or unmatured, participated in whole or in part, created by trust agreement, lease, overdraft, agreement, or otherwise, whether or not secured by additional collateral, whether originated with Beneficiary or owed to others and acquired by Beneficiary by purchase, assignment or otherwise, and including, without limitation, all loans, advances, indebtedness and each and every other obligation or liability arising under the Loan Documents, letters of credit now or hereafter issued by Beneficiary or any affiliate of Fifth Third Bancorp for the benefit of or at the request of Borrower, all obligations to perform or forbear from performing acts, any and all Rate Management Obligations (as defined in the Loan Documents), and all agreements, instruments and documents evidencing, guarantying, securing or otherwise executed in connection with any of the foregoing, together with any amendments, modifications, and restatements thereof, and all expenses and attorneys’ fees incurred or other sums disbursed by Beneficiary or any affiliate of Fifth Third Bancorp under this Guaranty or any other document, instrument or agreement related to any of the foregoing (collectively, the “Obligations”).

(b) This Guaranty is a continuing guaranty of payment, and not merely of collection, that shall remain in full force and effect until expressly terminated in writing by Beneficiary, notwithstanding the fact that no Obligations may be outstanding from time to time. Such termination by Beneficiary shall be applicable only to transactions having their inception after the effective date thereof, and shall not affect the enforceability of this Guaranty with regard to any Obligations arising out of transactions having their inception prior to such effective date, even if such Obligations shall have been modified, renewed, compromised, extended, otherwise amended or performed by Beneficiary subsequent to such termination. In the absence of any termination of this Guaranty as provided above, Guarantor agrees that Guarantor’s obligations hereunder shall not be deemed discharged or satisfied until the Obligations are fully paid and performed, and no such payments or performance with regard to the Obligations is subject to any right on the part of any person whomsoever, including but not limited to any trustee in bankruptcy, to recover any of such payments. If any such payments are so set aside or settled without litigation, all of which is within Beneficiary’s discretion, Guarantor shall be liable for the full amount Beneficiary is required to repay, plus costs, interest, reasonable attorneys’ fees and any and all expenses that Beneficiary paid or incurred in connection therewith. A successor of Borrower, including Borrower in its capacity as debtor in a bankruptcy reorganization case, shall not be considered to be a different person than Borrower; and this Guaranty shall apply to all Obligations incurred by such successor.
(c) Guarantor agrees that Guarantor is directly and primarily liable to Beneficiary and that the Obligations hereunder are independent of the Obligations of Borrower, or of any other guarantor. The liability of Guarantor hereunder shall survive discharge or compromise of any Obligation of Borrower in bankruptcy or otherwise. Beneficiary shall not be required to prosecute or seek to enforce any remedies against Borrower or any other party liable to Beneficiary on account of the Obligations, or to seek to enforce or resort to any remedies with respect to any collateral granted to Beneficiary by Borrower or any other party on account of the Obligations, as a condition to payment or performance by Guarantor under this Guaranty.
(d) Beneficiary may, without notice or demand and without affecting its rights hereunder, from time to time: (i) renew, extend, accelerate or otherwise change the amount of, the time for payment of, or other terms relating to, any or all of the Obligations, or otherwise modify, amend or change the terms of the Loan Documents or any other document or instrument evidencing, securing or otherwise relating to the Obligations, (ii) take and hold collateral for the payment of the Obligations guaranteed hereby, and exchange, enforce, waive, and release any such collateral, and apply such collateral and direct the order or manner of sale thereof as Beneficiary in its discretion may determine. Accordingly, Guarantor hereby waives notice of any and all of the foregoing.

(e) Guarantor hereby waives all defenses, counterclaims and off-sets of any kind or nature, whether legal or equitable, that may arise: (i) directly or indirectly from the present or future lack of validity, binding effect or enforceability of the Loan Documents or any other document or instrument evidencing, securing or otherwise relating to the Obligations, (ii) from Beneficiary’s impairment of any collateral, including the failure to record or perfect the Beneficiary’s interest in the collateral, or (iii) by reason of any claim or defense based upon an election of remedies by Beneficiary in the event such election may, in any manner, impair, affect, reduce, release, destroy or extinguish any right of contribution or reimbursement of Guarantor, or any other rights of the Guarantor to proceed against any other guarantor, or against any other person or any collateral.
(f) Guarantor hereby waives all presentments, demands for performance or payment, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of default or nonpayment, notice of acceptance of this Guaranty, and notices of the existence, creation, or incurring of new or additional Obligations, and all other notices or formalities to which Guarantor may be entitled, and Guarantor hereby waives all suretyship defenses, including but not limited to all defenses set forth in the Uniform Commercial Code, as revised from time to time (the “UCC”) to the full extent such a waiver is permitted thereby.
(g) Guarantor hereby irrevocably waives all legal and equitable rights to recover from Borrower any sums paid by the Guarantor under the terms of this Guaranty, including without limitation all rights of subrogation and all other rights that would result in Guarantor being deemed a creditor of Borrower under the federal Bankruptcy Code or any other law, and Guarantor hereby waives any right to assert in any manner against Beneficiary any claim, defense, counterclaim and offset of any kind or nature, whether legal or equitable, that Guarantor may now or at any time hereafter have against Borrower or any other party liable to Beneficiary.
(h) In order to secure repayment of all Obligations, Guarantor and Lender have entered into a Security Agreement dated as of the date hereof. The rights of Lender in and to the Collateral are set forth in the Security Agreement.
2. REPRESENTATIONS, WARRANTIES AND COVENANTS. Guarantor hereby represents, warrants and covenants as follows:
(a) Guarantor is duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the power and authority to carry on its business and to enter into and perform this Guaranty and is qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required.
(b) The execution, delivery and performance by Guarantor of this Guaranty have been duly authorized by all necessary corporate action, and shall not violate any provision of law or regulation applicable to Guarantor, or the articles of incorporation, regulations or bylaws of Guarantor, or any writ or decree of any court or governmental instrumentality, or any instrument or agreement to which Guarantor is a party or by which Guarantor may be bound; this Guaranty is a legal, valid and binding obligation of said Guarantor, enforceable in accordance with its terms; and there is no action or proceeding before any court or governmental body agency now pending that may materially adversely affect the condition (financial or otherwise) of Guarantor.

3. AFFIRMATIVE COVENANTS. Guarantor covenants with, and represents and warrants to, Beneficiary that, from and after the execution date of the Loan Documents until the Obligations are paid and satisfied in full:
(a) Financial Statements. Guarantor shall maintain a standard and modem system for accounting and shall furnish to Beneficiary:
(i) Within 30 days after the end of each month, a copy of Guarantor’s internally prepared consolidated financial statements for that month and for the year to date in a form reasonably acceptable to Beneficiary, prepared and certified as complete and correct, subject to changes resulting from year-end adjustments, by the principal financial officer of Guarantor;
(ii) Within 45 days after the end of each quarter, a copy of Guarantor’s financial statements for that quarter and for the year to date and certified as complete and correct, subject to changes resulting from year-end adjustments, by the principal financial officer of Guarantor;
(iii) Within 120 days after the end of each fiscal year, a copy of Guarantor’s financial statements audited by a firm of independent certified public accountants acceptable to Beneficiary (which acceptance shall not be unreasonably withheld) and accompanied by an audit opinion of such accountants without qualification;
(iv) With all financial statements delivered to Beneficiary as provided in (i), (ii) and (iii) above, Guarantor shall deliver to Beneficiary a Financial Statement Compliance Certificate in addition to the other information set forth therein, which certifies the Guarantor’s compliance with the financial covenants set forth herein and that no Event of Default has occurred.
(v) With the statements submitted above, a certificate signed by the Guarantor, (i) stating that no Event of Default specified herein, nor any event which upon notice or lapse of time, or both would constitute such an Event of Default, has occurred, or if any such condition or event existed or exists, specifying it and describing what action Guarantor has taken or proposes to take with respect thereto, and (ii) setting forth, in summary form, figures showing the financial status of Guarantor in respect of the financial restrictions contained herein;

(vi) Immediately upon any officer of Guarantor obtaining knowledge of any condition or event which constitutes or, after notice or lapse of time or both, would constitute an Event of Default, a certificate of such person specifying the nature and period of the existence thereof, and what action Guarantor has taken or is taking or proposes to take in respect thereof;
All of the statements referred to in (i), (ii) and (iii) above shall be in conformance with generally accepted accounting principles and give representatives of Beneficiary access thereto at all reasonable times, including permission to examine, copy and make abstracts from any such books and records and such other information which might be helpful to Beneficiary in evaluating the status of the loans as it may reasonably request from time to time.
If at any time Guarantor has any additional subsidiaries which have financial statements that could be consolidated with those of Guarantor under generally accepted accounting principles, the financial statements required by subsections (i), (ii) and (iii) above shall be the financial statements of Guarantor and all such subsidiaries prepared on a consolidated and consolidating basis.
4. NEGATIVE COVENANTS. Guarantor covenants with, and represents and warrants to, Beneficiary that, from and after the execution date hereof until the Obligations are paid and satisfied in full:
(a) Capital Stock and Distribution. Guarantor shall not (a) declare or pay any dividend or distributions (except stock dividends) on its capital stock, (b) make any payments of any kind to its shareholders (including, without limitation, debt repayments, payments for goods or services or otherwise, but excluding ordinary salary payments to shareholders employed by Guarantor) or (c) redeem any shares of its capital stock in any fiscal year. Notwithstanding the foregoing, if Guarantor elects to be taxed as an “S” corporation for federal income tax purposes, distributions to Guarantor’s shareholders shall be permitted in amounts necessary to cover federal and state income tax liabilities payable solely as a result of income of Guarantor being included in such shareholders’ tax returns which distributions shall be in amounts necessary to pay such shareholders’ tax obligations based upon such income derived from Guarantor; such distributions may be made only so long as no Event of Default has occurred prior to such distributions or shall occur as a result of such distribution.
5. FINANCIAL COVENANTS. Guarantor and Beneficiary hereby agrees as follows:
(a) Fixed Charge Coverage Ratio. Guarantor shall not permit its Fixed Charge Coverage Ratio, on a consolidated basis, to be less than 1.10 to 1.0 at the end of any quarter as measured on a rolling twelve month basis.
(b) Funded Indebtedness to EBITDA. Guarantor shall not permit its Funded Indebtedness to EBITDA, on a consolidated basis, to be greater than 2.00:1.0 at the end of any quarter as measured on a trailing twelve month basis.

6. DEFINITIONS. Certain capitalized terms have the meanings set forth on any exhibit hereto, in the Security Agreement, if applicable, or any other Loan Document. All financial terms used herein but not defined on the exhibits, in the Security Agreement, if applicable, or any other Loan Document have the meanings given to them by generally accepted accounting principles. All other undefined terms have the meanings given to them in the Uniform Commercial Code as adopted in the state whose law governs this instrument. The following definitions are used herein:
(a) “EBITDA” means on a consolidated basis, the amount of Guarantor’s earnings before interest, taxes, depreciation and amortization expense for the measurement period.
(b) “Fixed Charge Coverage Ratio” means the ratio of (a) Guarantor’s EBITDA plus rent and operating lease payments, less distributions, dividends and capital expenditures (other than capital expenditures financed with the proceeds of purchase money Indebtedness or capital leases to the extent permitted hereunder) and other extraordinary items for the twelve month period then ending to (b) the consolidated sum of (i) Guarantor’s interest expense, and (ii) all principal payments with respect to Indebtedness that were paid or were due and payable by all consolidated entities during the period plus rent and operating lease expense incurred and all cash taxes paid in the same such period.
(c) “Funded Indebtedness” means all Indebtedness (i) in respect of money borrowed or (ii) evidenced by a note, debenture (senior or subordinated) or other like written obligation to pay money, or (iii) in respect of rent or hire of property under leases or lease arrangements which under generally accepted accounting principles are required to be capitalized, or (iv) in respect of obligations under conditional sales or other title retention agreements.
(d) “Indebtedness” means (i) all items (except items of capital stock, of capital surplus, of general contingency reserves or of retained earnings, deferred income taxes, and amount attributable to minority interest if any) which in accordance with generally accepted accounting principles would be included in determining total liabilities on a consolidated basis (if Guarantor should have a subsidiary) as shown on the liability side of a balance sheet as at the date as of which Indebtedness is to be determined, (ii) all indebtedness secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held is subject, whether or not the indebtedness secured thereby shall have been assumed (excluding non-capitalized leases which may amount to title retention agreements but including capitalized leases), and (iii) all indebtedness of others which Guarantor or any subsidiary has directly or indirectly guaranteed, endorse (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which Guarantor or any subsidiary has agreed to apply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

(e) “Loan Documents” means any and all Rate Management Agreements and each and every document or agreement executed by any party evidencing, guarantying or securing any of the Obligations; and “Loan Document” means any one of the Loan Documents.
(f) “Subsidiary” means any corporation of which Guarantor directly or indirectly owns or controls at the time outstanding stock having ordinary circumstances (not depending on the happening of a contingency) voting power to elect a majority of the board of directors of said corporation.
7. EVENTS OF DEFAULT. Any of the following occurrences shall constitute an “Event of Default” under this Guaranty:
(a) An Event of Default occurs under the terms of the Loan Documents or any other document or instrument evidencing, securing or otherwise relating to the Obligations, as “Event of Default” shall be defined therein.
(b) Guarantor shall fail to observe or perform (i) the covenants set forth in Sections 4 or 5 hereof or (ii) any other covenant, condition, or agreement under this Guaranty, in the case of clause (ii) for a period of thirty (30) days from the date of such breach, or any representation or warranty of Guarantor set forth in this Guaranty shall be materially inaccurate or misleading when made or delivered.
(c) The dissolution of Guarantor, or of any endorser or other guarantor of the Obligations, or the merger or consolidation of any of the foregoing with a third party, or the lease, sale or other conveyance of a material part of the assets or business of any of the foregoing to a third party outside the ordinary course of its business, or the lease, purchase or other acquisition of a material part of the assets or business of a third party by any of the foregoing.
(d) The default by Guarantor under the terms of any indebtedness of Guarantor now or hereafter existing, which default has not been cured within any time period permitted pursuant to the terms and conditions of such indebtedness or the occurrence of an event which gives any creditor the right to accelerate the maturity of any such indebtedness.
(e) The commencement by Guarantor of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or the entry of a decree or order for relief in respect of Guarantor in a case under any such law or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Guarantor or for any substantial part of Guarantor’s property, or ordering the wind-up or liquidation of Guarantor’s affairs; or the filing and pendency for 30 days without dismissal of a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law; or the making by Guarantor of any general assignment for the benefit of creditors; or the failure of Guarantor generally to pay Guarantor’s debts as such debts become due; or the taking of action by Guarantor in furtherance of any of the foregoing.

(f) The revocation or attempted revocation of this Guaranty by Guarantor before the termination of this Guaranty in accordance with its terms, or the assignment or attempted assignment of this Guaranty by Guarantor.
8. REMEDIES.
(a) Whenever any Event of Default as defined herein shall have happened, Beneficiary, in its sole discretion, may take any remedial action permitted by law or in equity or by the Loan Documents or any other document or instrument evidencing, securing or otherwise relating to the Obligations, including demanding payment in full of all sums guaranteed hereby, plus any accrued interest or other expenses.
(b) If Beneficiary should employ attorneys or incur other expenses for the enforcement of this Guaranty, Guarantor, on demand therefor, shall reimburse the reasonable fees of such attorneys and such other expenses to the extent permitted by law.
(c) No remedy set forth herein is exclusive of any other available remedy or remedies, but each is cumulative and in addition to every other remedy given under this Guaranty or now or hereafter existing at law or in equity or by statute. No delay or omission on the part of Beneficiary to exercise any right or remedy shall be construed to be a waiver thereof, but any such right or remedy may be exercised from time to time and as often as may be deemed expedient thereby, and a waiver on any one occasion shall be limited to that particular occasion.
9. FINANCIAL CONDITION OF BORROWER. Guarantor is presently informed of the financial condition of Borrower and of all other circumstances that a diligent inquiry would reveal and which would bear upon the risk of nonpayment of any of the Obligations. Guarantor hereby covenants that Guarantor shall continue to keep informed of such matters, and hereby waives Guarantor’s right, if any, to require Beneficiary to disclose any present or future information concerning such matters including, but not limited to, the release of or revocation by any other guarantor.
10. SUBORDINATION. All indebtedness and liability now or hereafter owing by Borrower to Guarantor is hereby postponed and subordinated to the Obligations owing to Beneficiary; and such indebtedness and liability to Guarantor, if Beneficiary so requests, shall be collected, enforced and received by Guarantor as trustee for Beneficiary and be paid over to Beneficiary on account of the Obligations.
11. NOTICES. Any notices under or pursuant to this Guaranty shall be deemed duly sent when delivered in hand or when mailed by registered or certified mail, return receipt requested, addressed as follows:

To Guarantor:	Streamline Health Solutions, Inc. 10200 Alliance Road Cincinnati, Ohio 45242 Hamilton County, Ohio

To Beneficiary:	Fifth Third Bank 38 Fountain Square Plaza Cincinnati, Ohio 45263 Hamilton County, Ohio
Either party may change such address by sending notice of the change to the other party.
12. MISCELLANEOUS.
(a) This Guaranty may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
(b) This Guaranty is the complete agreement of the parties hereto and supersedes all previous understandings and agreements relating to the subject matter hereof. Neither this Guaranty nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against whom enforcement of the termination, amendment, supplement, waiver or modification is sought.
(c) As the context herein requires, the singular shall include the plural and one gender shall include one or both other genders.
(d) This Guaranty shall inure to the benefit of Beneficiary’s successors and assigns and shall be binding upon the heirs, executors, administrators and successors of Guarantor. This Guaranty is not assignable by Guarantor.
(e) If any provision of this Guaranty or the application thereof to any person or circumstance is held invalid, the remainder of this Guaranty and the application thereof to other persons or circumstances shall not be affected thereby.
(f) If from any cause or circumstances whatsoever, fulfillment of any provisions of this Guaranty at the time performance of such provision shall be due involves transcending the limit of validity presently prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then ipso facto the obligation to be fulfilled shall be reduced to the limit of such validity. The provisions of this paragraph shall control every other provision of this Guaranty.
(g) This Guaranty is assignable by Beneficiary, and any assignment hereof or any transfer or assignment of the Loan Documents or portions thereof by Beneficiary shall operate to vest in any such assignee all rights and powers herein conferred upon and granted to Beneficiary.
(h) This Guaranty shall be governed by and construed in accordance with the law of the State of Ohio. Guarantor agrees that the state and federal courts for the County in which the Beneficiary is located or any other court in which Beneficiary initiates proceedings have exclusive jurisdiction over all matters arising out of this Guaranty.

(i) GUARANTOR AND BENEFICIARY HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING IN CONNECTION WITH THIS GUARANTY OR THE TRANSACTIONS RELATED THERETO.
13. CONFESSION OF JUDGMENT. Guarantor authorizes any attorney of record to appear for it in any court of record in the State of Ohio, after an Obligation becomes due and payable whether by its terms or upon default, waive the issuance and service of process, and release all errors, and confess a judgment against it in favor of the holder of such Obligation, for the principal amount of such Obligation plus interest thereon, together with court costs and attorneys’ fees. Stay of execution and all exemptions are hereby waived. If an Obligation is referred to an attorney for collection, and the payment is obtained without the entry of a judgment, the obligors shall pay to the holder of such obligation its attorneys’ fees. GUARANTOR AGREES THAT AN ATTORNEY WHO IS COUNSEL TO BENEFICIARY OR ANY OTHER HOLDER OF SUCH OBLIGATION MAY ALSO ACT AS ATTORNEY OF RECORD FOR GUARANTOR WHEN TAKING THE ACTIONS DESCRIBED ABOVE IN THIS PARAGRAPH. GUARANTOR AGREES THAT ANY ATTORNEY TAKING SUCH ACTIONS MAY BE PAID FOR THOSE SERVICES BY BENEFICIARY OR THE HOLDER OF SUCH OBLIGATION. GUARANTOR WAIVES ANY CONFLICT OF INTEREST THAT MAY BE CREATED BECAUSE THE ATTORNEY WHO ACTS FOR GUARANTOR PURSUANT TO THIS PARAGRAPH IS ALSO REPRESENTING BENEFICIARY OR THE HOLDER OF SUCH OBLIGATION, OR BECAUSE SUCH ATTORNEY IS BEING PAID BY BENEFICIARY OR THE HOLDER OF SUCH OBLIGATION.
IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the date first above written.
WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

BENEFICIARY:		BORROWER:

Fifth Third Bank, an Ohio banking corporation		Streamline Health Solutions, Inc., an Ohio corporation

By	/s/ Daniel G. Feldmann	By	/s/ Donald E. Vick, Jr.

	(Signature)		(Authorized Signer)

Daniel G. Feldmann, AVP		Donald E. Vick, Jr., Interim CFO

(Print Name and Title)		(Print Name and Title)